Exhibit 10.36

Execution Copy

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into this 2nd day of November, 2009 by and between Elizabeth A. Smith (the “Executive”), OSI Restaurant Partners, LLC, a Delaware corporation (the “Company”), and Kangaroo Holdings, Inc., a Delaware corporation (“KHI”) (with respect to Sections 3(a) and 4(d) only) and amended and restated as of the 31st day of December, 2009. This Agreement shall be effective as of the 16th day of November, 2009 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment shall be for an initial term of five (5) years commencing on the Effective Date. Commencing on the fifth anniversary of the Effective Date and on each succeeding anniversary of the Effective Date thereafter (each such anniversary date shall hereinafter be referred to as the “Renewal Date”), unless previously terminated, the term of this Agreement shall be automatically extended for one additional year, unless at least sixty (60) days prior to any Renewal Date, the Company or the Executive shall give notice to the other party that this Agreement and the Executive’s employment hereunder shall not be so extended. The term of this Agreement as from time to time extended or renewed is hereafter referred to as “the term of this Agreement” or “the term hereof”.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve as President and Chief Executive Officer of the Company. The Executive shall also serve as a member of the Board of Directors of KHI (the “KHI Board”) and as a member of the Board of Managers of the Company (the “Board”); provided, however, that if the Executive’s employment with the Company terminates for any reason, Executive’s membership on the KHI Board and the Board shall also terminate, unless otherwise agreed in writing by KHI or the Company, as applicable, and the Executive. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time. The Executive’s reappointment as a member of each of the KHI Board and the Board shall be subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of KHI or the Company is listed, if applicable). If, after the Effective Date the Executive is appointed Chair of the Board and/or the KHI Board and, at any time after the common stock of KHI or its Affiliates becomes publicly traded, the Board of Directors of the then public company, in its reasonable judgment, determines that the Chair position should not be held by the Chief Executive Officer of such company, the Executive shall cease to be Chair. In no event shall failure to reappoint the Executive as Chair of the KHI Board or the Board constitute “Good Reason” for purposes of this Agreement.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of her position and such other duties and responsibilities on behalf of the Company and its Affiliates, consistent with her position as President and Chief Executive Officer, as reasonably may be designated from time to time by the Board or by its designees. During the term hereof, the Executive’s services shall be performed primarily at the Company’s office located in Tampa, Florida, subject to travel requirements in connection with the Executive’s duties under this Agreement.

(c) During the term hereof, the Executive shall devote her full business time and efforts to the discharge of her duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing; provided, however, that the Executive may without advance consent participate in charitable activities and personal investment activities, provided that such activities do not, individually or in the aggregate, interfere with the performance of Executive’s duties under this Agreement and are not in conflict with the business interests of the Company or its Affiliates or otherwise violative of Sections 7, 8 or 9 of this Agreement. Notwithstanding the foregoing, the restrictions set forth in this paragraph shall not apply to any position held by the Executive and listed on Exhibit A attached hereto.

4. Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the term hereof, and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term of this Agreement, the Company shall pay the Executive an annualized base salary of One Million Dollars ($1,000,000), subject to annual review for increase, but not decrease, in the discretion of the Board, payable in accordance with the normal payroll practices of the Company for its executives (“Base Salary”).

(b) Annual Bonus Compensation. For each fiscal year completed during the term hereof, the Executive shall be entitled to receive an annual bonus (the “Annual Bonus”) on the following terms and conditions. The Annual Bonus shall be determined under, and subject to, the terms of the Company’s annual bonus plan or program for its executives generally, as in effect from time to time (the “Bonus Plan”). The Executive’s target Annual Bonus (“Target Bonus”) shall be equal to eighty-five percent (85%) of the Base Salary, with the actual amount of the Annual Bonus, if any, to be based on the attainment of performance goals and determined by the Board. For the year ending

December 31, 2009, the Executive’s Annual Bonus shall be an amount equal to the Target Bonus, pro-rated based on the number of calendar days the Executive is employed during such year. Any bonus due to the Executive hereunder shall be paid in the time and manner set forth in the Bonus Plan.

(c) [Intentionally Omitted].

(d) Stock Options.

(i) Promptly following the Effective Date, KHI shall grant to the Executive an option to purchase Four Million Three Hundred Fifty Thousand (4,350,000) shares of common stock of KHI (“KHI Common Stock”) (the “Option”). The Option shall be granted under the KHI 2007 Equity Incentive Plan (the “EIP”). The terms and conditions of the Option shall be set forth in the stock option award agreement attached hereto as Exhibit B (the “Option Award”), which is incorporated herein by reference. The Option shall be subject to (A) the terms of the EIP, the Option Award, and any applicable shareholder, registration rights and/or option holder agreements (collectively, the “Equity Agreements”), provided that whenever the EIP or a related Equity Agreement permits the use of conflicting or special terms or conditions under an employment agreement, as, for example but not by way of limitation, with respect to the definitions of Cause and Good Reason, the terms of this Agreement shall be applied, and (B) other restrictions and limitations generally applicable to equity held by KHI or Company executives (which shall not be inconsistent with the terms of the Equity Agreements) or otherwise required by law.

(ii) Promptly after the first time the fair market value of a share of KHI Common Stock is $10 or more (less the per share amount of any previous dividends or other distributions on shares of KHI Common Stock and as equitably adjusted by the Board for any stock splits or other changes in the Company’s capital structure and as determined as provided for below) during the term of this Agreement, subject to the receipt of any required shareholder or KHI Board or compensation committee approvals, KHI shall make a one-time grant to the Executive of an option to purchase an additional Five Hundred Fifty Thousand (550,000) shares of KHI Common Stock with an exercise price equal to the fair market value of a share of KHI Common Stock on the date of the grant (the “Additional Option”), subject to the Executive remaining continuously employed by the Company through such grant date; it being understood that for so long as the KHI Common Stock is not listed or admitted to trade on a national securities exchange (including Nasdaq), fair market value shall be determined based on the annual valuation of KHI Common Stock performed in the ordinary course by independent appraisers engaged by KHI to value such common stock for purposes of compensatory equity award grants. The Additional Option shall be granted under the EIP or such other equity incentive plan that may be adopted by KHI. The Additional Option shall vest in equal installments on each of the first five anniversaries of its date of grant, subject to the Executive remaining continuously employed by the Company on each such date. The Additional Option shall be subject to (A) the terms of the EIP (or such other equity incentive plan that may be adopted by KHI), the award agreement evidencing such option, and any applicable shareholder, registration rights and/or option holder agreements (collectively, the “Additional Equity Agreements”), provided that whenever the EIP (or such other equity incentive plan that may be adopted by KHI) or a related Additional Equity Agreement permits the use of conflicting or special terms or conditions under an employment agreement, as, for example, with respect to the definitions of Cause and Good Reason, the terms of this Agreement shall govern, and (B) other restrictions and limitations generally applicable to equity held by KHI or Company executives (which shall not be inconsistent with the terms of the Additional Equity Agreements) or otherwise required by law.

(e) Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(f) Other Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for senior executive officers of the Company, except to the extent such plans are in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan (the “Employee Benefit Plans”). The Company may prospectively alter, modify, add to or terminate its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(g) Relocation Expenses. During the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, the Executive, or the Executive’s immediate family, shall be entitled to use of the Company’s aircraft for purposes of travelling between New York, New York or an airport in the Stockbridge, Massachusetts vicinity (either a “Current Residence”) and Tampa, Florida. The Executive, or the Executive’s immediate family and mother, shall be entitled to one-round trip flight each week to or from the Current Residence to Tampa, Florida, as applicable. In lieu of providing the Executive with use of the Company’s aircraft, the Company may satisfy its obligations under this subsection (g) through the use by the Executive of a charter or other leased airplane (e.g., NetJets) or, at the Executive’s election, by reimbursing the Executive for the reasonable cost of first-class commercial air travel for the Executive or members of her immediate family, as applicable. The Company shall pay or reimburse the Executive for her reasonable costs incurred in relocating from her New York Current Residence to a location that is a reasonable commuting distance from the Company’s principal executive offices in Tampa, Florida, including, without limitation, reasonable costs for brokerage fees and other closing costs (which shall include attorney’s fees and applicable filing fees but shall exclude loan costs), temporary housing through August 31, 2010, travel associated with locating a residence and transportation and storage of household goods. The Company shall also provide the Executive with a tax gross-up for applicable federal, state and local taxes paid by the Executive in connection with (i) the airplane use or reimbursement provided under this subsection (g), and (ii) the tax gross-up payment itself. This gross-up payment shall be paid no later than April 15th of the year following the year to which such taxable income relates.

(h) Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, subject to applicable Company policies and such reasonable substantiation and documentation as may be specified by the Board or Company policy from time to time. Any reimbursement provided for under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. The Company shall reimburse the Executive for her reasonable legal fees incurred in respect of the negotiation and preparation of this Agreement and the Option Agreement, up to a maximum of $100,000, subject to the presentation of appropriate documentation.

5. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the date of death shall be the date of termination, and the Company shall pay or provide to the Executive’s Designated Beneficiary: (i) any Base Salary earned but not paid through the date of termination, (ii) subject to the timing rules of Section 4(b) above, any Annual Bonus earned for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination, (iii) any tax gross-up payment owed under Section 4(g) above with respect to the period prior to the date of termination that is unpaid on such date, (iv) any amounts accrued and payable under any Employee Benefit Plan pursuant to Section 4(f) above or under Section 4(g) above with respect to any unreimbursed travel expenses, but unpaid or unreimbursed, as applicable, on the date of termination and (v) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following termination, that such expenses are reimbursable under Company policy, and that any such expenses subject to the penultimate sentence of Section 4(h) shall be paid not later than the deadline specified therein (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”). The Company shall also pay to the Executive’s Designated Beneficiary a pro-rata Annual Bonus for the year in which such termination of employment occurs, calculated by multiplying the Target Bonus by a fraction, the numerator of which is the number of days the Executive was employed during such year and the denominator of which is 365 (the “Pro-Rata Bonus”). Other than for the Final Compensation and the Pro-Rata Bonus, the Company shall have no further obligation to the Executive hereunder upon a termination due to her death. Other than the tax gross-up payment described in Section 5(a)(iii), which shall be paid at the time provided in Section 4(g) above, and business expenses described in Section 5(a)(iv), Final Compensation and the Pro-Rata Bonus shall be paid to the Executive’s Designated Beneficiary within sixty (60) days following the date of death.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of her duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for one hundred eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. A termination on account of disability shall be treated in the same manner as a termination due to the Executive’s death, provided that references to Designated Beneficiary shall refer to the Executive or her personal representative, as applicable.

(ii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of her duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company and reasonably acceptable to the Executive, to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following shall constitute Cause for termination:

(i) the Executive’s willful failure to perform, or gross negligence in the performance of, the Executive’s duties and responsibilities to the Company or its Affiliates (other than any such failure from incapacity due to physical or mental illness), which failure or neglect, if susceptible to cure, remains uncured or continues or recurs fifteen (15) business days after written notice from the Company specifying in reasonable detail the nature of such failure;

(ii) the Executive’s indictment or conviction of or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude;

(iii) the Executive’s engaging in illegal misconduct or gross misconduct that is intentionally harmful to the Company or its Affiliates; or

(iv) any material and knowing violation by the Executive of any covenant or restriction contained in this Agreement or any other agreement entered into with the Company, KHI, or any of their respective Affiliates.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation. Other than the tax gross-up payment described in Section 5(a)(iii), which shall be paid at the time provided in Section 4(g) above, and business expenses described in Section 5(a)(iv), Final Compensation shall be paid to the Executive within sixty (60) days following the date of termination of employment.

(d) By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. A termination of the Executive’s employment that occurs on the last day of the term of this Agreement following the Company’s notice to the Executive of non-renewal of the term hereof under Section 2 hereof shall be treated as a termination by the Company other than for Cause. In the event of such termination, the Executive shall be entitled to Final Compensation, and, in addition, the Company shall pay the Executive an amount equal to two (2) times the sum of (x) the Base Salary at the rate in effect on the date of termination plus (y) the Target Bonus for the year of termination, which shall be annualized in the case of a termination of employment during 2009 (the “Severance Amount”). The Severance Amount shall be paid to the Executive in twenty-four (24) equal monthly installments as further provided for below. Any obligation of the Company to the Executive under this Section 5 (including in the event of a termination of employment due to death or Disability), other than for Final Compensation, is conditioned on (A) the Executive, or the Executive’s Designated Beneficiary, signing and returning to the Company (without revoking) a timely and effective release of claims in the form attached hereto as Exhibit C, by the deadline specified therein, which in all events shall be no later than the forty fifth (45th) calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”), (B) the Executive not engaging in an intentional or materially harmful violation of Section 7, 8 or 9(b) of this Agreement, and (C) the Executive’s continued compliance with the covenants contained in Section 9(a) of this Agreement (subsections (B) and (C) collectively, the “Compliance Condition”). Subject to Section 5(g) below, severance pay to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of sixty (60) calendar days from the date the Executive’s employment terminates. Other than the tax gross-up payment described in Section 5(a)(iii), which shall be paid at the time provided in Section 4(g) above, and the business expenses described in Section 5(a)(iv), Final Compensation shall be paid to the Executive within sixty (60) days following the date of termination of employment.

(e) By the Executive for Good Reason. The Executive may terminate her employment hereunder for Good Reason (A) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the date Executive first becomes aware of the occurrence of that condition, or in the case of a series of events resulting in a material diminution in the nature or scope of the Executive’s duties, authority or responsibilities, thirty (30) days following the date Executive first becomes aware of the last such event; provided, however, that in order to claim that an event, taken together with another event or events, constitutes Good Reason hereunder the Executive must have given notice to a member of the Board of such event at the time she first becomes aware of its occurrence; (B) by providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice and (C) by terminating her employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, occurring without the Executive’s consent, shall constitute “Good Reason” for termination by the Executive:

(i) material diminution in the nature or scope of the Executive’s duties, authority or responsibilities including without limitation loss of membership on the Board or the KHI Board; provided, however, that the following shall not constitute Good Reason: (A) the Executive’s no longer serving as Chair of the Board or the KHI Board; (B) the Executive’s ceasing to be a member of the Board or the KHI Board as a result of a merger of the Company into KHI or a merger of KHI into the Company or any other similar transaction, so long as the Executive remains on the board of directors of the surviving entity, or (C) any sale or transfer of equity or assets of the Company or an Affiliate so long as the Executive remains Chief Executive Officer of the Company (or any successor to the Company) following such transaction, provided that a sale or other transfer, in one or a series of related transactions, of a majority of the assets of the Company other than to an entity controlled by the Company shall constitute Good Reason, but only if the conditions set forth above in this subsection (i) are also satisfied;

(ii) a reduction in the Base Salary or Target Bonus as set forth in Section 4(b) hereof;

(iii) the Company requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Company’s principal executive offices in Tampa, Florida as of the effective date of this Agreement; or

(iv) a material breach by the Company or KHI of its obligations under this Agreement or the Retention Bonus Agreement (as defined herein).

A termination of employment by the Executive under this Section 5(e) shall be treated as a termination by the Company other than for Cause under Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement as set forth in Section 5(d), including, without limitation, the signing of an effective Release of Claims.

(f) By the Executive Without Good Reason. The Executive may terminate her employment hereunder at any time upon sixty (60) days’ prior written notice to the Company. In the event of termination of the Executive’s employment pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive her Base Salary for the notice period (or for any remaining portion of the period). The Company shall also pay the Executive the Final Compensation (other than the tax gross-up payment described in Section 5(a)(iii), which shall be paid at the time provided in Section 4(g) above, and business expenses described in Section 5(a)(iv)) in a lump sum within sixty (60) days following the date of the termination of employment. A termination of the Executive’s employment that occurs by reason of the Executive’s notice to the Company of non-renewal of the term of this Agreement under Section 2 hereof will be treated as a termination by the Executive without Good Reason.

(g) Timing of Payments and Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(ii) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(iii) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(h) Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following the termination of this Agreement, then such employment shall be at will.

(i) Exclusive Right to Severance. The Executive’s right to severance payments and benefits upon termination of employment shall be as expressly set forth in this Agreement. In no event shall the Executive participate in, or receive benefits under, any other plan, program or policy of the Company providing for severance or termination pay or benefits.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement.

(a) Subject to the other provisions of this Section 6, payment by the Company of any Final Compensation and the amounts provided for under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive hereunder.

(b) Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, the Executive’s participation in all Employee Benefit Plans shall be determined pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to or on behalf of the Executive following such date of termination. The Executive shall be entitled to retain any then vested benefits under the Employee Benefit Plans in accordance with the terms of such plans.

(c) Upon any termination of employment, the Option and, to the extent granted, the Additional Option shall be governed by the terms of the Equity Agreements or the Additional Equity Agreements, as applicable.

(d) Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation, the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to provide severance pay or benefits hereunder is expressly conditioned upon the Executive’s continued compliance with the Compliance Condition.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of her employment. The Executive agrees that all Confidential Information which the Executive creates or to which she has access as a result of her employment or other associations with the Company or its Affiliates is and shall remain the sole and exclusive property of the Company or its Affiliates, as applicable. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or in connection with the good faith performance of her duties and responsibilities to the Company and its Affiliates), or use for her own benefit or gain or the benefit or gain of any third party, any Confidential Information obtained by the Executive incident to her employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after her employment terminates, regardless of the reason for such termination. Further, the Executive agrees to furnish prompt notice, if legally permitted to do so, to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agrees to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. The confidentiality obligation under this Section 7 shall not apply to information which becomes generally known through no breach of this Agreement on the part of the Executive.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, including, without limitation, recipes, product specifications, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks and all other like information or products, and any copies or derivatives (including without limitation electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. Except in connection with the good faith performance of the Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Company, the Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Executive shall safeguard all Documents in her possession and shall surrender to the Company at the time her employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company or any of its Affiliates then in the Executive’s possession or control.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates in connection with or related to the performance of her services hereunder shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9. Restricted Activities. The Executive acknowledges that her access to and/or development of trade secrets, Confidential Information and goodwill on behalf of the Company and its Affiliates during the course of employment, as well as the provision of extraordinary or specialized training by the Company and its Affiliates, would give her an unfair competitive advantage were she to leave employment and begin competing with the Company or any of its Affiliates, and that she is being granted access to training, trade secrets, Confidential Information, and goodwill in reliance on her agreements hereunder. Accordingly, the Executive agrees that the restrictions set forth herein are necessary to protect the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for a period of twenty-four months after her employment terminates for any reason hereunder (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, co-venturer or otherwise, engage in or own or hold any ownership interest in or assist any person or entity engaged in or work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, any full service restaurant business (including, but not limited to, any restaurant business generally considered to be in the casual dining or polished casual dining business) that is located or intended to be located anywhere within a state (if inside the United States of America) or a country (if outside the United States of America) in which is located any restaurant owned or operated by the Company or any of its Affiliates, or any proposed full service restaurant (including, but not limited to, any restaurant generally considered to be in the casual dining or polished casual dining business) to be owned or operated by any of the foregoing or undertake any planning for any such business (collectively, the “Business”). For the purposes of this Section 9, full service restaurants (including, but not limited to, any restaurant business generally considered to be in the casual dining or polished casual dining business) owned or operated by the Company or any of its Affiliates shall include any entity in which the Company or any of its Affiliates has an interest, including, but not limited to, an interest as a franchisor. The term “proposed full service restaurant” shall include all locations for which the Company or any of its franchisees or Affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a full service restaurant (including, but not limited to, any restaurant generally considered to be in the casual dining or polished casual dining business) thereon. The foregoing, however, shall not prevent (i) the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company, or (ii) the Executive from working for or providing services to any entity if such entity, together with its affiliates, derives less than five percent (5%) of consolidated gross revenues from the Business and the Executive’s responsibilities do not primarily involve the conduct of the Business by such entity.

(b) The Executive agrees that during her employment and during the Non-Competition Period, the Executive will not, and will not assist any other Person to, (i) hire, offer employment to or solicit for hiring any employee of the Company or any of its franchises or Affiliates or seek to persuade any employee of the Company or any of its franchises or Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its franchisees or Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years.

10. Notification Requirement. Until forty-five (45) days after the conclusion of the Non-Competition Period, the Executive shall give notice to the Company of each new business activity she plans to undertake related to or involving the Business, at least thirty (30) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with her obligations under Sections 7, 8 and 9 hereof.

11. Enforcement of Covenants. The Executive acknowledges that she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon her pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent her from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further acknowledges that, were she to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company could be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. Without limiting the generality of the foregoing, the Executive further agrees that, in the event of her failure to comply with the Compliance Condition, the Company shall have the immediate right to cease making any severance payments under Section 5(d) or (e) of this Agreement, shall have the right to require the Executive to repay any severance payments that had been paid to her prior to the date of such breach (only with respect to a breach of Section 9 hereof), and shall terminate any outstanding equity awards that have been awarded to her by KHI or the Company, notwithstanding anything to the contrary in any applicable grant document, stock option plan or any other applicable agreement or plan. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the Non-Competition Period shall be tolled, and shall not run, during any period of time in which she is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company (other than a breach by the Company of its obligations to make severance payments under Section 5(d) or (e) of this Agreement), or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment relationship with the Company, shall operate to extinguish the Executive’s obligation to comply with Sections 7, 8 and 9 hereof.

12. Indemnification. The Company shall indemnify the Executive and provide the Executive with advancement of expenses to the fullest extent permitted by applicable law. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of her employment with the Company.

13. Executive’s Additional Representations. The Executive hereby represents and warrants to the Company that the Executive (i) is not subject to any noncompetition agreement affecting the Executive’s employment with the Company or its Affiliates (other than any prior agreement with the Company), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting the Executive’s employment with the Company or its Affiliates (other than any prior agreement with the Company) and (iii) will not use for the benefit of the Company or its Affiliates any trade secrets, confidential business information, documents or other personal property of a prior employer.

14. Section 280G.

(a) In the event that the Company undergoes a change in control prior to the time that it (or any Affiliate that would be treated, together with the Company, as a single corporation under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of the Section 280G of the Code of 1986 and the regulations thereunder), the Company agrees, upon the Executive’s request (the “Request”), to use its reasonable best efforts to seek the requisite approval by its shareholders of the payments proposed to be made to the Executive in connection with such change in control by taking all administrative steps necessary to prevent having the payments or any portion thereof characterized as “parachute payments” under Sections 280G and 4999 of the Code. The Company’s actions pursuant to this provision are not intended to bind, nor shall be construed as binding, the shareholders of the Company. In connection with the obtaining of such approval, if so requested, the Executive agrees to undertake any such waivers that may be required in order for the Company to validly seek the approval of its shareholders. Prior to making the Request, the Executive may seek, at the Company’s expense, input from the Company’s public accounting firm (the “Accounting Firm”) regarding the Executive’s potential parachute payments. The Company shall cooperate with, and provide the necessary information to, the Executive and the Accounting Firm for purposes of determining the Executive’s potential parachute payments.

(b) If the Executive does not request that the Company seek the shareholder approval described in subsection (a) above:

(i) In the event it shall be determined that all, or any portion, of the payments or benefits provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive in connection with the Executive’s services for the Company or an Affiliate (the “Payments”), but determined for this purpose without regard to any required Gross-Up Payment (as defined below), will be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to the Executive one or more additional cash payments (each such payment, a “Gross-Up Payment”) in such amounts so that the net cash amount remaining from such Gross-Up Payment after deduction or payment of (a) the Excise Tax imposed on the Gross-Up Payments and (b) all federal, state and local income and employment taxes imposed upon the Gross-Up Payments, shall equal fifty percent (50%) of the excise tax imposed by Section 4999 of the Code on the total Payments. The intent of the parties is that the Company shall be responsible for, and shall pay, 50% of the Excise Tax on any Payment and on any Gross-Up Payment and 50% of any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment, as well as bearing any loss of tax deduction caused by the Gross-Up Payment. For purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay (a) federal income tax at the highest marginal rate in effect for the calendar year during which such Gross-Up Payment is to be made, (b) FICA taxes at the highest rate applicable to wages in excess of the Social Security taxable wage base in effect for such calendar year, and (c) state and local income taxes at the highest marginal rates in effect for such calendar year in the state and local municipality of the Executive’s principal residence as of the date of termination of employment with the Company or the date that any portion of the total Payments become subject to the Excise Tax, net of the reduction in federal income tax attributable to the deduction of such state and local income taxes, and taking into account any limitation on deductions or credits or comparable negative impact for purposes of federal income tax as a result of the total Payments made to the Executive during such calendar year.

(ii) All determinations required to be made under this Section 14, including whether and when a Gross-Up payment is required and the amount of the such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by the Company to the Executive within thirty (30) days of the receipt of the Accounting Firm’s determination; provided that in no event shall any Gross-Up Payment be paid later than the end of the calendar year next following the calendar year in which the Executive or the Company remits the taxes for which the Gross-Up Payment is being paid. Any determination by the Accounting Firm shall be binding on the Company and the Executive.

15. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 15 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlled by the Company or by KHI.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its

Affiliates, (iv) trade and industrial practices, trade secrets, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures and vendors, and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to others or which was received by the Company or any of its Affiliates, and is being held, with any understanding, express or implied, that it will not be disclosed.

(c) “Designated Beneficiary” shall mean the beneficiary or beneficiaries designated by the Executive to the Company from time to time by written notice hereunder, and if no such designation is made, the Executive’s estate or personal representative

(d) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, recipes, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of her employment that relate to either the business or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

16. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

17. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement, without the consent of the Executive, to an Affiliate (that will manage the assets and carry on the historic business of the Company following such assignment) or a successor that expressly assumes and agrees in writing to perform this Agreement in the same manner and to the same extent as the Company, including in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person, or transfer all or substantially all of its properties, stock, or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

18. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company, with a copy to Stephan G. Bachelder, Bachelder & Dowling, 120 Exchange St., Portland, Maine 04112 or, in the case of the Company, at its principal place of business, attention of the Corporate Secretary of the Company, with a copy to Ropes & Gray LLP, One International Place, Boston, MA 02110, Attention: Newcomb Stillwell and Renata Ferrari or to such other address as either party may specify by notice to the other actually received.

21. Entire Agreement. This Agreement and any other agreements specifically referred to herein, together with that certain Retention Bonus Agreement entered into between KHI and the Executive dated as of the date hereof (the “Retention Bonus Agreement”), constitute the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company.

22. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

23. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

25. Governing Law. This is a Florida contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Florida, without regard to the conflict of laws principles thereof. In the event of any alleged breach or threatened breach of this Agreement, the Executive hereby consents and submits to the jurisdiction of the federal and state courts in and of the State of Florida.

26. Cooperation. The Executive shall cooperate fully with all reasonable requests for information and participation by the Company, its agents or its attorneys at the Company’s expense in prosecuting or defending claims, suits and disputes brought on behalf of or against the Company and in which Executive is involved or about which Executive has knowledge.

27. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT KNOW AND UNDERSTAND THAT THEY HAVE A CONSTITUTIONAL RIGHT TO A JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE OUT OF THIS AGREEMENT WILL INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUES.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED–FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

THE PARTIES INTEND THAT THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.

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IN WITNESS WHEREOF, this Agreement, as amended and restated, has been executed as a sealed instrument by each of Company and KHI, by their respective duly authorized representatives, and by the Executive, as of December 31, 2009.

THE EXECUTIVE:		THE COMPANY:

By:	/s/ Elizabeth A. Smith	By:	/s/ Joseph J. Kadow
	Elizabeth A. Smith	Name:	Joseph J. Kadow
		Title:	Executive Vice President

KHI (with respect to Sections 3(a) and 4(d) only):

		By:	/s/ Joseph J. Kadow
		Name:	Joseph J. Kadow
		Title:	Executive Vice President

EXHIBIT A

Member of the Board of Directors of Staples, Inc.

Member of the Board of Directors of Big Brothers, Big Sisters of America

EXHIBIT B

[Option Award]

EXHIBIT C

[Form of Release]

Agreement for Use of Corporate Airplane

This Agreement for Use of Corporate Airplane (“Agreement”) is made effective as of January 1, 2011, by and between OSI Restaurant Partners, LLC (“OSI”) and Elizabeth Smith (“Executive”).

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	During the calendar year 2011, OSI grants Executive the right to use the OSI corporate airplanes for personal trips at no cost to Executive.

2.	Executive acknowledges and agrees that she is required to report any such personal use of the OSI corporate airplanes as taxable income.

3.	OSI will provide Executive with a tax gross-up payment for applicable federal, state and local taxes paid by Executive in connection with (i) the airplane use for up to fifty (50) hours of flying time for personal trips, and (ii) the tax gross-up payment itself. This gross-up payment shall be paid no later than April 15, 2012.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 30th day of June, 2011.

OSI Restaurant Partners, LLC		Elizabeth Smith

By:	/s/ Joseph Kadow	By:	/s/ Elizabeth Smith
Name:	Joseph Kadow
Title:	Executive Vice President

February 2, 2012

Dave Pace

Chief Resource Officer

OSI Restaurant Partners, LLC

Dear Dave:

This will evidence my agreement to hereby amend my employment agreement to provide that effective as of January 1, 2012 my base salary will be reduced by $75,000 to $925,000 and my bonus target will be increased from 85% of base salary to 100% of base salary.

Very Truly Yours,

/s/ Elizabeth Smith
Elizabeth Smith